EXHIBIT 99.1


PRESS RELEASE
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BOWLING GREEN, KY.- (BUSINESS WIRE) - June 24, 2005 Technol Fuel Conditioners,
Inc. (TFC) (Pink Sheets: THFC), announced today that it has completed the first portion of an agreement to acquire Allied Syndications Inc., ("Allied") a Texas corporation. The acquisition will effect a change in control of Technol Fuel Conditioners, Inc. and Richard P. Underwood has been elected the new President, Chairman and Sole Director. Immediately subsequent to the Allied acquisition and appointment of Mr. Underwood as the new director and officer, Technol Fuel Conditioners, Inc. completed the sale of prior assets of the Company to an investment group headed by the former majority shareholders of the Company. Included in the purchase was the assumption and release of all of the operating debt of the subsidiary Technol Fuel of New Jersey, amounting to approximately one million dollars.

Richard P. Underwood, Chairman and CEO of THFC: "The acquisition of Allied, I believe, will be beneficial for all of the shareholders of Technol. The release of the prior Technol New Jersey debt and the acquisition of Allied Syndication's control shares allows the Company to pursue a whole new format in the dynamic area of energy."

      About Technol Fuel Conditioners, Inc.

      Technol Fuel Conditioners is a Colorado corporation that acquired Technol Fuel Conditioners of New Jersey in January of 2004; however Technol Fuel of New Jersey was never able to obtain sufficient financial commitments to meet its business goals and had accumulated over one million dollars in debt at the time of this transaction.

      About Allied Syndications, Inc.

      Allied Syndications, Inc. is a Texas corporation with principal offices in Bowling Green Ky, possessing oil and gas interests in Texas and coal interests in Iowa. Allied's website is www.alliedenergygroup.com.

FOR MORE INFORMATION PLEASE CONTACT:

Richard Underwood


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Allied Syndications, Inc.
2800 Griffin Drive
Bowling Green, Ky.  42101
1-800-330-2535

Safe Harbor Statement:

This information includes certain "forward-looking statements." The forward-looking statements reflect the beliefs, expectations, objectives, and goals of the Company management with respect to future events and financial performance. They are based on assumptions and estimates, which are believed reasonable at the time such statements are made. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. Matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Forward-looking statements are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

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